Contacts: Lisa Bliss	Peter Cauley	Sarah Williams
Marketing Co-ordinator	Chief Financial Officer	Brodeur Worldwide
PointBase, Division of DataMirror	DataMirror	617-585-2780
408-961-1152	905-415-0310 ext. 271	swilliams@brodeur.com
lbliss@datamirror.com	pcauley@datamirror.com

DataMirror to Exhibit Leading PointBase Technology at JavaOneSM

Interactive Demo to be Presented, Showcasing Next Generation of PointBase Micro
  and PointBase UniSync for Enterprise Mobility

SANTA CLARA, CALIFORNIA – (June 22, 2004) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration solutions, today announced that it will showcase  its PointBase Java™ data management and synchronization solutions at this year’s JavaOne conference in San Francisco, California from June 28th to June 30th. JavaOne, Sun’s Worldwide Java Developer Conference, is the definitive global gathering for over 15,000 developers from 59 countries who are seeking best-in-class Java-based technology. Java is used by three million developers and all Fortune 500 organizations, and has been incorporated into more than 1.5 billion devices around the world.

At the JavaOne pavilion (booth no. 1531), DataMirror will showcase its PointBase solutions and present an interactive demo that features PointBase Micro, an ultra compact, 100% Java mobile database for enterprise mobility, and PointBase UniSync, a powerful, bi-directional synchronization solution for data on-the-go that allows mobile workers to synchronize relevant information from corporate back-end systems. The demonstration will highlight the movement of corporate data from various handheld devices to a back-end enterprise database, emphasizing the efficiencies that can be achieved by extending corporate applications into the field. Participants will gain valuable insight on how DataMirror’s Java-based solutions for the embedded database and data mobility markets can deliver cross-platform portability and comprehensive security while lowering total cost of ownership.

“Java is the programming language of choice for developers worldwide due to the security, portability, and reliability of the platform, and we are committed to driving its continued growth and adoption,” says Nigel Stokes, CEO, DataMirror. “At JavaOne, we will present the versatility of our Java-based data management and synchronization solutions, providing Java professionals with insight on how they can accelerate development time and productivity while meeting the needs of an increasingly mobile workforce.”

About DataMirror’s PointBase Technology
DataMirror’s PointBase technology includes leading Java data management and synchronization for the embedded database and data mobility markets. PointBase products are used in Java server applications and are also embedded within Java applications. DataMirror’s PointBase family of products is the preferred choice for Java mobile data applications found on laptops, PDAs, and other mobile devices. Customers include: Sun Microsystems, BEA Systems, and Macromedia. To learn more, visit www.pointbase.com.

About DataMirror
 DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration software solutions, gives companies the power to manage and monitor their corporate data in realtime. Over 1,800 companies have transformed their business models and created competitive advantage with DataMirror software, including Debenhams, FedEx Ground, First American Bank, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Mobile Solutions, Inc. PointBase is a registered trademark of DataMirror Mobile Solutions, Inc. DataMirror is a registered trademark of DataMirror Corporation. Java is a trademark of Sun Microsystems, Inc. in the United States and other countries. All other products and services mentioned are trademarks of their respective companies.